Exhibit 99.1

February 14, 2005

Re:	Fourth Quarter 2004 Wells Limited Partnership Fact Sheets

Dear <<Investor Name>>:

At Wells Real Estate Funds, outstanding client service is a cornerstone of our business. As part of that commitment to you, I hope you find the following important information regarding your investment both informative today and helpful going forward.

Enclosed are fourth quarter 2004 Fact Sheets for each Wells limited partnership in which you hold units. In addition to summarizing each portfolio’s annualized yield and tax passive losses, the Fact Sheets highlight the properties purchased and sold, as well as current leasing percentages. For a more in-depth discussion of your investment, please reference the 2004 Form 10-K filing for your fund(s), which will be available after March 31, 2005, on the Wells Web site at www.wellsref.com. Your login is “investor,” and the password is “growth.”

To further help you track your Wells Limited Partnership investment, we are also providing you with the following list of your investment(s), the number of units you own, and the net amount invested*:

<<Fund, Units, Net Amount Invested >>

In the future, I strongly encourage those of you who have not already done so to consider receiving other filings and correspondence electronically in order to save partnership expenses. Simply send an e-mail to clientservices@wellsref.com and include your full name, e-mail address, and the last four digits of your Wells account number or the last four digits of your Social Security number for authorization purposes. Please remember that you can change your mind at any time and reverse this decision. Any correspondence that includes personal account information will continue to be sent to you via U.S. mail.

As always, should you have any questions about your Wells investment, we would be pleased to assist you. Simply call a Wells Client Specialist at 800-557-4830 or send an e-mail to clientservices@wellsref.com.

Thank you for your confidence and trust in Wells Real Estate Funds.

Sincerely,

Leo F. Wells III
General Partner

Enclosure(s)

cc:	Financial Representative

*	The “Net Amount Invested” is intended to show the original purchase amount of the units owned in the account less any Net Sale Proceeds (NSP) distributions that may have been paid on the underlying units. It is not intended to reflect the fair market value of your units, and you should be advised that these amounts do not represent the value of the Partnership’s properties or the amount you would receive upon liquidation of the Partnership. Please note that your investment in units is illiquid because there is no public trading market for the units, and there can be no assurance that you will be able to receive this amount for your units at any time in the future or upon the ultimate liquidation of the Partnership.

PORTFOLIO SUMMARY

PROPERTIES OWNED	% LEASED AS OF 12/31/2004	PERCENT OWNED
Black Oak Plaza	70%	100%

Cherokee Commons	SOLD	SOLD

Crowe’s Crossing	SOLD	SOLD

Heritage Place – Office	53%	52%

Heritage Place – Retail	SOLD	SOLD

Paces Pavilion	90%	100%*

Peachtree Place	SOLD	SOLD

WEIGHTED AVERAGE	70%

*	Fund I owns a 100% Condominium Interest in 30,810 square feet of this 101,224-square-foot building.

FUND FEATURES

OFFERING DATES	September 1984 – September 1986

PRICE PER UNIT	$250

A/B STRUCTURE	A’s – Cash available for distribution up to 9% B’s – Net loss until basis reaches zero + Cash available for distribution over first 9%, up to 9%

A/B RATIO AT CLOSE OF OFFERING	Approximately 70% to 30%

AMOUNT RAISED	$35,321,000

Portfolio Overview

Wells Fund I has moved from the positioning-for-sale phase into the disposition-and-liquidation phase of its life cycle. We have now sold three assets and a portion of another. Our focus on the remaining assets involves leasing and marketing efforts that we believe will result in the best disposition pricing for our investors.

The closing of the sale of the remaining building at Peachtree Place on June 18, 2004, was a highlight for the Fund, which held an approximate 90% interest in the asset. The sale is evidence of our continuing efforts to liquidate the portfolio.

The General Partners are currently reserving operating cash flows in order to fund any additional legal costs in connection with the litigation discussed herein and lease-up costs anticipated with increasing occupancy at Black Oak Plaza and the remaining office portion of Heritage Place. The General Partners anticipate making the first distribution of net sale proceeds after the payment of all Partnership debts and liabilities and any reserves deemed necessary in 2005.

While operating distributions to “A” unit holders have been reserved, we note that through December 31, 2004, “A” unit holders have received cumulative net operating cash flows since inception of approximately 89% of the amount originally invested. For “A” unit holders, this equates to approximately $223.69 per unit from inception through today. “B” unit holders have cumulatively received $250 per unit in allocated tax losses through December 21, 2003 (data for 2004 are not yet available).

Property Summary

•	The Black Oak Plaza shopping center is approximately 70% leased, and leasing efforts at the center continue.

•	The Cherokee Commons property was sold in 2001.

•	The Crowe’s Crossing property was sold in 2001.

•	Heritage Place originally included both an office component and a retail shopping center. The retail center, which represented approximately 30% of the premises, was sold in 2003. The remaining office component at Heritage Place is approximately 53% leased, and leasing efforts continue.

•	The Paces Pavilion building continues to operate at an approximate 90% occupancy level.

•	The Peachtree Place property originally included two buildings. One building was sold in 2000. The remaining building sale was closed in June 2004.

Continued on reverse

Legal Proceedings

The following is a brief summary of recent legal proceedings involving Fund I. Please refer to Fund I’s most recent SEC filings for a more complete description of these proceedings.

Roy Johnston versus Wells Real Estate Fund I

The judge ruled to dismiss this case in its entirety in an Order dated May 7, 2004. The plaintiff filed a notice of appeal on June 4, 2004. By order dated December 14, 2004, the Court granted the plaintiff’s motion to withdraw his appeal.

Hendry et al. versus Leo F. Wells, III et al.

The judge approved the plaintiffs’ voluntary dismissal of this action in an Order dated June 3, 2004. On June 18, 2004, the defendants filed a motion to recover their attorneys’ fees and costs from the plaintiffs and their counsel. The Court held a hearing on part, but not all, of these issues raised in that motion on August 3, 2004, and took the matter under advisement without ruling on any part of the motion.

As noted in the Partnership's December 2, 2004 8-K filing with the SEC: On or about November 24, 2004, the plaintiffs filed a second putative class action complaint (the "Complaint") against Mr. Wells, Wells Capital, Inc., Wells Management Company, Inc., and the Registrant (Hendry et al. v. Leo F. Wells, III et al., Superior Court of Gwinnett County, Georgia, Civil Action No. 04A-13051 6). The Registrant was served with the Complaint on or about November 30, 2004. The plaintiffs filed the Complaint purportedly on behalf of all limited partners holding B units of the Registrant as of January 9, 2002. The Complaint alleges, among other things, that the general partners breached their fiduciary duties to the limited partners by, among other things, (a) failing to timely disclose alleged inconsistencies between sales literature and the partnership agreement relating to the distribution of net sale proceeds; (b) engaging in a scheme to fraudulently conceal alleged inconsistencies between sales literature and the partnership agreement relating to the distribution of net sale proceeds; and (c) not accepting a settlement offer proposed by a holder of A units and a holder of A and B units in other litigation naming the Registrant as a defendant, in which other litigation the court subsequently granted summary judgment in favor of the Registrant. The Complaint also alleges that misrepresentations and omissions in an April 2002 consent solicitation to the limited partners caused that consent solicitation to be materially misleading. In addition, the Complaint alleges, among other things, that the general partners and Wells Management breached an alleged contract arising out of a June 2000 consent solicitation to the limited partners relating to a waiver of deferred management fees.

ANNUALIZED YIELD — PER “A” UNIT AT $250 OFFERING PRICE

	Q1	Q2	Q3	Q4	AVG YTD
2004	Reserved	Reserved	Reserved	Reserved	0.00%
2003	4.00%	Reserved	Reserved	Reserved	1.00%
2002	4.00%	4.00%	4.00%	4.00%	4.00%
2001	4.25%	4.00%	4.00%	4.00%	4.06%
2000	5.00%	5.64%	6.00%	6.00%	5.66%
1999	Reserved	Reserved	5.19%	5.25%	2.61%
1998	Reserved	Reserved	Reserved	Reserved	0.00%
1997	4.53%	5.00%	5.00%	2.83%	4.34%
1996	5.66%	5.42%	4.87%	4.72%	5.17%
1995	7.05%	6.78%	6.97%	6.54%	6.83%
1994	4.54%	3.66%	5.48%	7.30%	5.24%

TAX PASSIVE LOSSES – PER “B” UNIT AT $250 OFFERING PRICE

2004	2003	2002	2001	2000	1999
N/A	0.00%	0.00%	3.82%	5.80%	3.73%

The plaintiffs seek, among other remedies, the following: judgment against the general partners of the Registrant, jointly and severally, in an amount to be proven at trial; punitive damages; disgorgement of fees earned by the general partners directly or through their affiliates; a declaration that the consent obtained as a result of an April 2002 consent solicitation is null and void; enforcement of an alleged contract arising out of the June 2000 consent solicitation to waive Wells Management's deferred management fees; and an award to plaintiffs of their attorneys’ fees, costs, and expenses. The Complaint states that the Registrant is named only as a necessary party defendant and that the plaintiffs seek no money from or relief at the expense of the Registrant. On January 28, 2005, the defendants filed motions to dismiss the plaintiffs’ claims. The court has not yet ruled on these motions. Due to the uncertainties inherent in the litigation process, it is not possible to predict the ultimate outcome of this matter at this time; however, an adverse outcome could adversely affect the ability of the general partners to fulfill their duties as general partners of the Registrant.

For further information, please refer to Fund I’s most recent 10-Q filing, which can be found on the

Wells Web site at www.wellsref.com.

6200 The Corners Parkway • Norcross, GA 30092-3365 • www.wellsref.com • 800-448-1010

© 2005 Wells Real Estate Funds